Exhibit 15.1

Letter of Ernst & Young LLP Regarding Unaudited Information

Board of Directors and Shareholders

UnumProvident Corporation

We are aware of the incorporation by reference in the Registration Statement Form S-3 (No. 333-            ) of UnumProvident Corporation for the registration of $1,000,000,000 of debt and equity securities of our reports dated May 5, 2004, August 4, 2004, and November 3, 2004 relating to the unaudited condensed consolidated interim financial statements of UnumProvident Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004.

/s/    ERNST & YOUNG LLP

Chattanooga, Tennessee

December 27, 2004